Exhibit 4.5

ICO NORTH AMERICA, INC.

7.5% CONVERTIBLE SENIOR SECURED NOTES DUE 2009

SUPPLEMENTAL INDENTURE #2
Dated as of December 22, 2006

to the

INDENTURE
Dated as of August 15, 2005

The Bank of New York,

a New York banking corporation, as

Trustee

Supplemental Indenture (this “Supplemental Indenture”), dated as of December 22, 2006, among ICO Satellite North America Limited, a company organized under the laws of the Cayman Islands (the “Guaranteeing Subsidiary”) and a subsidiary of ICO North America, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and The Bank of New York, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture dated as of August 15, 2005, as supplemented by a Supplemental Indenture #1 dated as of November 30, 2005 (as so supplemented, and as it may be amended or supplemented hereafter, the “Indenture”), providing for the original issuance of $650,000,000 aggregate principal amount of its 7.5% Convertible Senior Secured Notes due 2009 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth therein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.             Agreement to Guarantee.  The Guaranteeing Subsidiary hereby agrees as follows:

(a)                                  Along with all Guarantors named in the Indenture, to jointly and severally unconditionally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity or enforceability of the Indenture, the Notes or the obligations of the Company under this Supplemental Indenture, or under the Indenture or the Notes, that:

(i)                                     the principal of and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)                                  in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately, whether or not such failure to pay has become an Event of Default which could cause acceleration pursuant to Article 7 of the Indenture.  The Guarantying Subsidiary agrees that this is a guarantee of payment and not a guarantee of collection.

(b)                                 The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)                                  The following is hereby waived:  diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever.

(d)                                 This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e)                                  If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f)                                    The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g)                                 As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 7 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(h)                                 The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(i)                                     Pursuant to Section 12.02 of the Indenture, the Trustee and the Guarantors hereby irrevocably agree that the obligations of the Guaranteeing Subsidiary will, after giving effect to such maximum amount and all other contingent and fixed liabilities from the Guaranteeing Subsidiary that are relevant under the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law applicable to this Note Guarantee, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such Guarantor under Article 12 of the Indenture, result in the obligations of the Guaranteeing Subsidiary under this Note Guarantee not constituting a fraudulent transfer or conveyance.

3.             Execution and Delivery.  The Guaranteeing Subsidiary agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

4.             Releases.

(a)                                  In the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock or shares in the capital of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transaction) the Company or a Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock or shares in the capital of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) shall automatically be released and relieved of any obligations under its Note Guarantee; provided, however, that such sale or other disposition (including by way of merger, consolidation or otherwise) shall be made in compliance with the provisions of the Indenture applicable thereto, including Article 6 thereof.  Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

(b)                                 Any Guarantor not released from its obligations under its Note Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 12 of the Indenture.

5.             No Recourse Against Others.  No past, present or future director, officer, employee, incorporator or stockholder of any Guaranteeing Subsidiary, as such, shall have any liability for any obligations of the Company or any Guaranteeing Subsidiary under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

6.             NEW YORK LAW TO GOVERN.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

8.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

9.             The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

SSG UK Limited

By:	/s/ DENNIS SCHMITT
Dennis Schmitt, Director

New ICO Satellite Services GP
By SSG UK Limited, its general partner

By:	/s/ DENNIS SCHMITT
Dennis Schmitt, Director

ICO North America, Inc.

By:	/s/ CRAIG JORGENS
Craig Jorgens, President

ICO Satellite Services GP
By ICO Satellite Services Limited, its general partner

By:	/s/ DENNIS SCHMITT
Dennis Schmitt, Director

ICO Satellite Management LLC
By ICO North America, Inc., its sole member

By:	/s/ CRAIG JORGENS
Craig Jorgens, President

ICO Services Limited

		By:	/s/ DENNIS SCHMITT
Dennis Schmitt, Director

ICO Satellite Services Limited

		By:	/s/ DENNIS SCHMITT
Dennis Schmitt, Director

ICO Global Communications (Canada) Inc.

		By:	/s/ DENNIS SCHMITT
Dennis Schmitt, Director

EXECUTED AS A DEED FOR AND ON BEHALF OF:

ICO Satellite North America Limited

		By:	/s/ DENNIS SCHMITT
Dennis Schmitt, Director

		In the presence of:	/s/ BRENT ABRAHAMSEN
		Name of witness:	Brent Abrahamsen
		Address of witness:	2300 Carillon Point
Kirkland, WA 98033

The Bank of New York, as Trustee

By:
Name:
Title: